EXHIBIT 2

REGISTRATION RIGHTS AGREEMENT

     AGREEMENT (this “Registration Rights Agreement”) dated as of October 24, 2005 between Banco Santander Central Hispano, S.A. and Sovereign Bancorp, Inc.

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. Terms defined in the Investment Agreement (the “Investment Agreement”) dated as of October 24, 2005 between Sovereign Bancorp Inc. (the “Company”), and Banco Santander Central Hispano, S.A. (the “Buyer”) are used herein as therein defined. In addition, the following terms, as used herein, have the following meanings:

       “Buyer Group” means Buyer and its Affiliates.

       “Commission” means the Securities and Exchange Commission.

     “Demand Registration” means a Demand Registration as defined in Section 2.01.

     “Piggyback Registration” means a Piggyback Registration as defined in Section 2.02.

     “Registrable Securities” means all shares of Common Stock owned from time to time by the Buyer Group.

     “Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

ARTICLE 2
REGISTRATION RIGHTS

     Section 2.01. Demand Registration. (a) Buyer may make a written request for registration under the Securities Act of all or part of its Registrable Securities (a “Demand Registration”); provided that the Company shall not be obligated to effect more than one Demand Registration in any 6-month period. Such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. A registration will not count as a Demand Registration until it has become effective.

     (b) If Buyer so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. Buyer shall select the managing Underwriters and any additional investment bankers and managers to be used in connection with the offering; provided that such managing Underwriters and additional investment bankers must be reasonably satisfactory to the Company.

     (c) Notwithstanding anything in this Section 2.01 to the contrary: (i) the Company will not be required to effect a registration pursuant to this Section 2.01 unless the aggregate proceeds expected to be received from the sale of Registrable Securities which the Company has been requested to register exceeds $100,000,000 and (ii) in no event shall the Company be required to effect any registration pursuant to this Section 2.01 within four months after the effective date of any registration statement under which Registrable Securities were registered pursuant to Section 2.02 of this Registration Rights Agreement. The Company shall not be obligated to effect a registration pursuant to this Section 2.01 at any time when the Company, based on the opinion of counsel of the Company and in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would materially adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or bona fide negotiations with respect thereto. The filing of a registration statement pursuant to this Section 2.01 by the Company may not be deferred pursuant to the provisions of the preceding sentence for more than 60 days after the date of the Board’s determination referenced in the preceding sentence or more than one time in any 12-month period.

     Section 2.02 . Piggyback Registration. If the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock (i) for the Company’s own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or on Form S-3 with respect to a dividend reinvestment plan) or (ii) for the account of any of its holders of Common Stock, then the Company shall give written notice of such proposed filing to Buyer as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer Buyer the opportunity to register such number of shares of Registrable Securities as Buyer may request on the same terms and conditions as the Company’s or such holder’s Common Stock (a “Piggyback Registration”).

     Section 2.03 . Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter of an offering described in Section 2.01 or Section 2.02 delivers a written opinion to the Company that (i) the size of the offering that Buyer, the Company and any other Persons intend to make or (ii) the combination of securities that Buyer, the Company and such other Persons intend to include in such offering are such that the success of the offering would be materially and adversely affected, then (A) if the size of the offering is the basis of such Underwriter’s opinion, the amount of Registrable Securities to be offered for the account of Buyer shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter; provided that (x) in the case of a Demand Registration, the amount of Registrable Securities to be offered for the account of the Buyer shall be reduced only after the amount of securities to be offered for the account of the Company and such other Persons has been reduced to zero, and (y) in the case of a Piggyback Registration, if securities are being offered for the account of Persons other than the Company, then the proportion by which the amount of such Registrable Securities intended to be offered for the account of Buyer is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Persons is reduced; and (B) if the combination of securities to be offered is the basis of such Underwriter’s opinion, (x) the Registrable Securities to be included in such offering shall be reduced as described in clause (A) above (subject to the proviso in clause (A)), and (y) in the case of a Piggyback Registration, if the actions described in sub-clause (x) of this clause (B) would, in the judgment of the managing Underwriter, be insufficient substantially to eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering.

     Section 2.04 Termination of Registration Rights. Notwithstanding anything to the contrary set forth in this Registration Rights Agreement, the Company will not be required to effect a registration under Section 2.01 or 2.02 above pursuant to any request which is received by the Company after the first date on which the Buyer and its Affiliates own 4% or less of the Total Voting Power.

     Section 2.05 Certain Agreements of Buyer. Buyer and its Affiliates shall, in connection with any sale of Registrable Securities, use their commercially reasonable efforts to minimize the possibility that any Person who purchases such shares will become the holder of 5% or more of the outstanding shares of Common Stock as a result of such purchase.

ARTICLE 3
REGISTRATION PROCEDURES

     Section 3.01. Filings; Information. Whenever Buyer requests that any Registrable Securities be registered pursuant to Section 2.01 hereof, the Company will use its reasonable efforts to effect the registration of such Registrable Securities as promptly as is practicable, and in connection with any such request:

     (a) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 120 days; provided that if, once in any 12-month period, the Company shall furnish to Buyer a certificate signed by the Company’s Chairman, President or any Vice-President stating that in his good faith judgment it would be detrimental or otherwise disadvantageous to the Company or its shareholders for such a registration statement to be filed as expeditiously as possible, the Company shall have a period of not more than 60 days within which to file such registration statement measured from the date of the Company’s receipt of Buyer’s request for registration in accordance with Section 2.01.

     (b) The Company will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to Buyer and each applicable managing Underwriter, if any, copies thereof, and thereafter furnish to Buyer and each such Underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as Buyer or each such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

     (c) After the filing of the registration statement, the Company will promptly notify Buyer of any stop order issued or, to the Company’s knowledge, threatened to be issued by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

     (d) The Company will endeavor to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as Buyer reasonably requests; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.01(d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

     (e) The Company will as promptly as is practicable notify Buyer, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to Buyer and to the Underwriters any such supplement or amendment. Buyer agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, Buyer will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by Buyer and the Underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Company, Buyer will deliver to the Company all copies, other than permanent file copies then in Buyer’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 3.01(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to Buyer such supplemented or amended prospectus.

     (f) The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

      (g) The Company will furnish to Buyer and to each Underwriter a signed counterpart, addressed to Buyer or such Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as Buyer or the managing Underwriter reasonably requests.

     (h) The Company will make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

     (i) The Company will use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed.

     (j) The Company will have appropriate officers of the Company (i) attend any “road shows” and analyst and investor presentations scheduled in connection with any such registration, (ii) take other actions to obtain ratings for any Registrable Securities, and (iii) use its reasonable best efforts to cooperate as reasonably requested by the Buyer in the marketing of the Registrable Securities.

     The Company may require Buyer promptly (i) to furnish in writing to the Company such information regarding Buyer, the plan of distribution of the Registrable Securities and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration and (ii) to enter into such agreements (including, in the case of an underwritten offering, customary underwriting agreements) as the Company may from time to time reasonably request or as may be legally required in connection with such registration.

     Section 3.02 . Registration Expenses. In connection with any Demand Registration and any Piggyback Registration, the Company shall pay, the following expenses incurred in connection with such registration: (i) filing fees with the Commission, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) fees and expenses incurred in connection with the listing of the Registrable Securities, (v) fees and expenses of counsel and independent certified public accountants for the Company, (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration and (vii) fees and expenses incurred by the Company in connection with Section 3.01(j) . The Buyer shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.

ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION

     Section 4.01. Indemnification by the Company. The Company agrees to indemnify and hold harmless Buyer, its officers and directors, and each Person, if any, who controls Buyer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by Buyer expressly for use therein; provided that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of Buyer: (i) if a copy of the most current prospectus at the time of the delivery of the Registrable Securities was not provided to purchaser and such current prospectus would have cured the defect giving rise to such loss, claim, damage or liability, or (ii) with respect to any loss, claim, damage or liability for any sales occurring after the Company has sent a notice to Buyer under Section 3.01(e) and prior to the delivery of any supplement or amendment to such prospectus. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of Buyer provided in this Section 4.01.

     Section 4.02 . Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Company, its officers and directors, and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to Buyer, but only with reference to information furnished in writing to the Company by Buyer expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Buyer also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.02.

     Section 4.03 . Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 4.01 or Section 4.02, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, it being understood, however, that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to one separate firm of local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

     Section 4.04 . Contribution. If the indemnification provided for in this Article 4 is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, Buyer and the Underwriters from the offering of the securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, Buyer and the Underwriters in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, Buyer and the Underwriters shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by each of the Company and Buyer and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the prospectus, bear to the aggregate public offering price of the securities. The relative fault of the Company, Buyer and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and Buyer agree that it would not be just and equitable if contribution pursuant to this Section 4.04 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article 4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and Buyer shall not be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses) received by Buyer exceeds the amount of any damages which Buyer has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5
MISCELLANEOUS

     Section 5.01. Participation in Underwritten Registrations. No Person may participate in any underwritten registered offering contemplated hereunder unless such Person (a) agrees to sell its securities on the basis provided in any applicable underwriting arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights.

     Section 5.02 . Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as Buyer may reasonably request to the extent required from time to time to enable Buyer to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of Buyer, the Company will deliver to Buyer a written statement as to whether it has complied with such reporting requirements.

     Section 5.03. Restricted Sales. Nothing in this Registration Rights Agreement shall be construed to permit any sales or other disposition of Registrable Securities, the sale or disposition of which is prohibited under the Investment Agreement.

     Section 5.04. Notices. All notices, requests and other communications to any party hereunder shall be given as provided in the Investment Agreement.

     Section 5.05. Amendments and Waivers. (a) Any provision of this Registration Rights Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 5.06. Governing Law. This Registration Rights Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     Section 5.07. Counterparts; Effectiveness; Third Party Beneficiaries. This Registration Rights Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Registration Rights Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Registration Rights Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Registration Rights Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 5.08. Severability. If any term, provision, covenant or restriction of this Registration Rights Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Registration Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Registration Rights Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 5.09. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Registration Rights Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Registration Rights Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

     Section 5.10. Entire Agreement. This Registration Rights Agreement, together with the other agreements and documents referred to herein, constitutes the entire agreement and supersedes all prior agreements and understandings, written and oral, between the parties hereto with respect to the subject matter hereof.

     Section 5.11. Effectiveness. This Registration Rights Agreement shall not be effective until the Closing under the Investment Agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANCO SANTANDER CENTRAL
HISPANO, S.A.

By:	/s/ Juan Rodriguez Inciarte

	Name:	Juan Rodriguez Inciarte
	Title:	Director General

SOVEREIGN BANCORP, INC.

By:	/s/ Jay Sidhu

	Name:	Jay S. Sidhu
	Title:	Chairman, President &
CEO